Exhibit 99.1

Contact: Adam Weiner/Andrea Calise

Kekst and Company

(212) 521-4800

FOR IMMEDIATE RELEASE

Sizeler Property Investors, Inc. Reports First Quarter 2005 Operating Results

NEW ORLEANS, May 10, 2005 -- Sizeler Property Investors, Inc. (NYSE: SIZ) today announced its operating results for the first quarter ended March 31, 2005, which reflected stronger operational performance compared with the prior year's period. This performance reflects the Company's continuing initiatives under its strategic plan for enhancing shareholder value.

Highlights of Operating Results

Financial, operational and strategic highlights of the Company's 2005 first quarter include:

  Higher funds from operations of $2.88 million for the three months ended March 31, 2005, compared to $2.63 million for the same period in 2004;
  Higher operating revenues and lower operating costs compared with the year-ago period;
  Overall apartment portfolio leased was 95.0% at March 31, 2005, as a result of successful efforts to reposition key properties and bring new units online; and
  Successful completion of a sale of common stock, with net proceeds of approximately $27.2 million, which strengthened the Company's balance sheet.

For the three months ended March 31, 2005, net income totaled approximately $48,000, compared to a net loss of $333,000 for the same period in 2004. Of this amount, a loss of $157,000, or $(.01) per share, was allocated to common shareholders, compared to a loss of $538,000, or $(.04) per share, allocated to common shareholders in the first quarter of 2004. The remaining net income of approximately $205,000 was available to preferred shareholders in both 2005 and 2004.

Net income grew primarily due to higher revenues generated by leasing newly completed apartment projects and overall higher apartment occupancy in the 2005 first quarter compared to the 2004 period, and was affected by non-strategic plan operating expenses of $444,000, or $0.03 per share, incurred by the Company in response to a proxy contest.

For the three months ended March 31, 2004, basic funds from operations available to common shareholders ("funds from operations") totaled $2.88 million, compared to $2.63 million earned for the same period in 2004. On a per share basis, funds from operations was $0.21 on weighted average shares outstanding of 13,793,000 for the first quarter ended March 31, 2005, compared to $0.20 on weighted average shares outstanding of 13,131,000 for the same period in the prior year.

Operating revenue totaled $13.25 million for the three months ended March 31, 2005, compared to $12.66 million earned in the first three months of 2004. The increase in operating revenue in 2005 is primarily attributable to the lease up of apartment units in two development projects as well as an overall improvement in the level of apartment occupancy in 2005 over levels achieved in 2004. Operating costs were $4.51 million in 2005, compared to $4.88 million in 2004. The decrease in operating costs in 2005 is attributable to a reduction in payroll costs, including employee medical costs, as well as lower insurance costs, partially offset by the addition of operating costs associated with the two development projects.

General and administrative expenses increased approximately $309,000 in the first quarter of 2005. Included in general and administrative expense in the first quarter of 2005 were $550,000 of expenses comprised of the proxy related expenses described above, as well as accounting and consulting project expenses. Without these costs, general and administrative costs would have been reduced by $290,000 from the prior year amount. Interest expense for the first quarter of 2005 increased approximately $87,000 compared to the same period last year, due primarily to a new mortgage on Governors Gate Phase II and rising interest rates, partially offset by lower average balances on the Company's lines of credit.

Depreciation and amortization expense increased approximately $68,000 for the three months ended March 31, 2005, compared to the same period in 2004, due to the delivery of new apartment units and the renovation of existing properties.

The Company had $6.08 million in cash and cash equivalents at March 31, 2005.

Reconciliation of net income to basic FFO is presented below (in thousands):
	Quarter Ended March 31
	2005		2004
	Dollars	Shares	Dollars	Shares
Net income	$48	13,793	$(333)	13,131
Additions:
Depreciation and amortization	3,188		3,333
Partnership depreciation	9		8
Deductions:
Minority depreciation	--		16
Preferred dividends	205		205
Amortization costs	161		159
Funds from operations - available to common shareholders	$2,879	13,793	$2,628	13,131

Retail Portfolio

For the three months ended March 31, 2005, the Company's retail properties accounted for approximately 56% of revenue. Retail revenue in the first quarter of 2005 totaled $7.38 million, compared to $7.52 million earned for the same period in 2004.

The Company's retail portfolio consists of sixteen properties containing approximately 2.7 million square feet of gross leasable area and is composed of three enclosed regional shopping malls and thirteen retail shopping centers, located in Florida and Louisiana. At March 31, 2005, the retail portfolio was approximately 89% leased.

Apartment Portfolio

For the three months ended March 31, 2005, the Company's apartment properties accounted for approximately 44% of revenue. Apartment revenue in the 2005 period totaled $5.87 million compared to $5.14 million earned in the 2004 period.

As of March 31, 2005, the apartment portfolio consisted of fifteen properties containing approximately 3,300 units, located in Florida, Alabama and Louisiana, and was 95% leased.

Actions Subsequent to First Quarter Close to Implement Sizeler's Strategic Plan

Subsequent to the close of the 2005 first quarter, the Company completed two initiatives consistent with its enhanced strategic plan announced in August 2004:

  On May 2, the Company completed a redemption of its 9% convertible subordinated debentures due July 15, 2009. Of the $56.6 million principal amount originally issued, $2.6 million principal amount were redeemed (together with accrued interest) and the remaining approximate $54.0 million principal amount of debentures were converted into a total of 4,906,200 newly issued shares of common stock at a conversion price of $11.00 per share. As a result of the conversion, Sizeler had 20,987,315 shares of common stock outstanding as of the close of business on May 2, 2005.
  On May 10, the Company completed the sale of its Bryn Mawr Apartments property -- a 240-unit apartment property in Naples, Florida -- for $25.7 million, representing a trailing cap rate of approximately 4.5%. Net of approximately $1.0 million of closing costs, which, consistent with past practice, include mortgage loan prepayment and other fees, the proceeds of the sale were approximately $24.7 million. With the proceeds, Sizeler repaid approximately $9.2 million of long-term mortgage debt, and the residual of $15.5 million was used to pay down short-term bank debt and added to the Company's cash and cash equivalents.

Sizeler's enhanced strategic plan includes the following elements:

  reducing outstanding debt by realizing gains from appreciated assets;
  reducing operating costs and interest expense through debt repayment;
  increasing occupancy through a property repositioning initiative;
  focusing development and acquisitions on fast-growing markets, particularly in Florida;
  achieving relative balance between apartment and retail assets in order to mitigate volatility of earnings; and
  exploring the possibility for alternative ownership structures for its mall properties.

In addition to the debenture redemption and conversion and the sale of Bryn Mawr, key accomplishments to date under the Company's strategic plan include the following:
  Sale of the Lakeview Club apartments in Ft. Lauderdale, Florida at a 4.2% trailing cap rate for a gain of approximately $17.9 million, resulting in debt reduction of $40.5 million.
  Improvement in overall apartment leased rates to 95.0% in 2004 from 89.2% in 2003.
  The addition of 348 new apartment units through one new development project brought on-line in 2004 and a partially completed second development project to be fully completed in 2005.
  Sale on March 15, 2005 of 2,649,000 shares of our common stock to leading institutional investors at a total price of $28.5 million or $10.75 per share. Our estimated proceeds, net of all fees and expenses of that transaction, were approximately $27.2 million.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty properties -- sixteen in Louisiana, ten in Florida and four in Alabama.

Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company's securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company's properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company's properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

PROXY SOLICITATION

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY'S SCHEDULE 14A FILED ON APRIL 19, 2005. SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER'S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER'S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON APRIL 19, 2005), AT THE SEC'S INTERNET WEBSITE HTTP://WWW.SEC.GOV AND ALSO ON SIZELER'S INTERNET WEBSITE HTTP://WWW.SIZELER.NET. THE SCHEDULE 14A FILED APRIL 19, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT FOR THE 2005 ANNUAL MEETING ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).

(tables attached)

SELECTED FINANCIAL DATA
	(Unaudited)
	Quarter ended March 31
	2005	2004

Funds from operations available to common shareholders	$2,879,000	$2,628,000

Net income (loss)	$48,000	($333,000)

Net income (loss) allocation:

Allocable to preferred shareholders	$205,000	$205,000

Allocable to common shareholders	($157,000)	($538,000)

Net income (loss)	$48,000	($333,000)

Per share:

Basic funds from operation available to common shareholders	$0.21	$0.20

Net income (loss) allocated to common shareholders per share	($0.01)	($0.04)

Weighted average shares outstanding	13,793,000	13,131,000

Operating revenue	$13,247,000	$12,661,000

Interest Expense	$3,252,000	$3,165,000

Depreciation and amortization	$3,188,000	$3,120,000

Distributions paid	$1,538,000	$3,225,000

	March 31
	2005	2004

Real estate investments at cost	$395,212,000	$412,879,000
Total assets	$299,968,000	$320,446,000
Notes payable to banks	$888,000	$55,520,000
Convertible subordinated debentures	$56,134,000	$56,599,000
Total Liabilities	$174,234,000	$232,537,000
Shareholders' equity	$125,734,000	$87,909,000